UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
UNDER THE SECURITIES EXCHANGE ACT OF 1934






MDS INC.
Name of Issuer)


Common
                         (Title of Class of Securities)


                                   55269P
                                 (CUSIP Number)


January 28, 2005
________________________________________________________________________________
(Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).
CUSIP No. 55269P                 13G             		  Page 2 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Limited

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          14,469,146*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            14,469,146*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,469,146*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 55269P                 13G             		  Page 3 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Investment Services Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          14,479,146*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            14,479,146*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,479,146*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 55269P                 13G              		  Page 4 of 18 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Advantage Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          4,273,664*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            4,273,664*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,273,664*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.01% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 55269P                13G              		  Page 5 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Advantage Fund II

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          4,974,342*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            4,974,342*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,974,342*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.5% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 55269P               13G                		 Page 6 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Advantage II Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          156,774*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            156,774*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    156,774*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  .11% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 55269P               13G               		  Page 7 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Diversified Canada Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          4,949,546*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            4,949,546*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,949,546*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  3.49% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 55269P               13G            		     Page 8 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Diversified Canada Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          114,820*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            114,820*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     114,820*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  .08% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


 CUSIP No. 55269P                 13G             		 Page 9 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Berkshire Securities Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.00% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 55269P                 13G                   	 Page 10 of 18 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Lee-Chin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          14,479,148*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            14,479,148*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,479,148*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*See item 2(a) of this filing



CUSIP No. 55269P                 13G                		 Page 11 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          14,479,148*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            14,479,148*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,479,148*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No.  55269P               13G            		    Page 12 of 18 Pages


_______________________________________________________________________________
Item 1(a).  Name of Issuer:

MDS Inc.

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

100 International Blvd., Toronto, Ontario  M9W 6J6

______________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited (AIC) is a corporation incorporated under the laws of Ontario.
AICs wholly owned subsidiary AIC Investment Services Inc. (AISI) is the portfolio manager of certain accounts (including the Funds and other investment advisory accounts) and AIC is the manager and trustee of certain mutual funds in Ontario collectively the Funds) which are owners of record of the securities of the Issuer. AISI is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act Ontario. AISI is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Berkshire Securities Inc. is a corporation incorporated under the federal laws of Canada and is a subsidiary of Portland Holdings. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 95% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the shares of the Issuer held by AIC as trustee of the Funds and by the Funds, although he disclaims beneficial ownership of such holding. Mr. Lee-Chin is a citizen and resident of Canada.
_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8

_______________________________________________________________________________
Item 2(c).  Citizenship:

Michael Lee-Chin - Canadian
AIC Limited - Incorporated under the laws of Ontario, Canada
AIC Investment Services Inc. - Incorporated under the law of Ontario, Canada Berkshire Securities Inc. - Incorporated under the federal laws of Canada Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - certain mutual funds organized under the laws of Ontario, Canada
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares
_______________________________________________________________________________
Item 2(e).  CUSIP Number

55269P
_______________________________________________________________________________

CUSIP No. 55269P               13G                  	 	 Page 13 of 18 Pages



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

(d)  [_]  Investment company registered under Section 8 of the Investment
               Company Act.

(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)  [_]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)  [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(13) of the Investment
               Company Act;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]






















CUSIP No. 55269P                13G            		   Page 14 of 18 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  14,479,148*

     (b)  Percent of class: 10.2*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote Nil,

          (ii)  Shared power to vote or to direct the vote 14,479,148*,

          (iii) Sole power to dispose or to direct the disposition of Nil,

          (iv) Shared power to dispose or to direct the disposition of 14,479,148*

          * See item 2(a)
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding Company.

         Inapplicable
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



CUSIP No. 55269P                 13G              	  Page 15 of 18 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 28, 2005

MICHAEL LEE-CHIN

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg,					Date
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


PORTLAND HOLDINGS INC.

By   /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg,					Date
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


AIC LIMITED

By    /s/Victoria J. Ringelberg     			01/28/2005
      Victoria J. Ringelberg, 		 		Date
	Chief Financial Officer


AIC INVESTMENT SERVICES INC.

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg,					Date
	Chief Financial Officer

CUSIP No. 55269P                  13G            	    Page 16 of 18 Pages


AIC LIMITED as trustee for the
AIC ADVANTAGE II CORPORATE CLASS

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg,					Date
	Chief Financial Officer

AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA FUND

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA CORPORATE CLASS

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


BERKSHIRE SECURITIES INC.

By    /s/Victoria J. Ringelberg				01/28/2005
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


POWER OF ATTORNEY

The undersigned does hereby appoint, Jonathan Wellum and Victoria Ringelberg, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership or deemed ownership of equity securities held or deemed held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 14th day of March, 2003.

/s/Michael Lee Chin
Michael Lee Chin


CUSIP No. 55269P                 13G              	  Page 17 of 18 Pages


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of MDS Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 28th day of January, 2005.


AIC LIMITED

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer


AIC INVESTMENT SERVICES INC.

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC ADVANTAGE II CORPORATE CLASS

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer
CUSIP No. 55269P                 13G                 		Page 18 of 18 Pages


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA CORPORATE CLASS

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


BERKSHIRE SECURITIES INC.

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003


MICHAEL LEE-CHIN

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


PORTLAND HOLDINGS INC.

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated March 14, 2003.